Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Amerada Hess Corporation for the registration of their $600,000,000 Debt Securities and to the incorporation by reference therein of our reports dated February 21, 2001, with respect to the consolidated financial statements of Amerada Hess Corporation incorporated by reference in its annual Report on Form 10-K for the year ended December 31, 2000, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                        Ernst & Young LLP

New York, New York
February 27, 2002